FOR IMMEDIATE RELEASE




For further information contact:
FLAG Financial Corporation - John S. Holle (706) 845-5005
Middle Georgia Bankshares, Inc. - J. Dan Speight, Jr. (912) 268-2056

                  FLAG Financial Corporation and The Brown Bank
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                              Announce Combination
                              --------------------


LaGrange, GA (May 14, 1998) -- FLAG Financial Corporation (OTC:FLAG) Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr. announced today that FLAG Financial Corporation and The Brown Bank, in Metter, Georgia had announced the execution of a Letter of Intent to combine their two operations by means of a tax-free merger. The Brown Bank operates three full service banking offices in Metter, Cobbtown and Reidsville, Georgia.

Under the terms of the proposed agreement, shareholders of The Brown Bank will receive one share of FLAG common stock for each share of The Brown Bank common stock. The merger, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated by the end of the third quarter of 1998, pending execution of a definitive agreement, final due diligence, regulatory approval and approval by the shareholders of The Brown Bank and FLAG.

The transaction is expected to be accretive to future earnings of FLAG. John S. Holle, Chairman of the Board of FLAG, commented: "The combination of FLAG and The Brown Bank allows further expansion in our partnership of community banks across middle Georgia. We are delighted to welcome The Brown Bank and its Chief Executive Officer, Dennis Allen. Like previous partnership combinations, The Brown Bank is a natural extension of FLAG's presence throughout west central and middle Georgia."

J. Daniel Speight,  Jr.,  President and Chief Executive  Officer of FLAG, added:
"The Brown Bank is an innovative bank that fits well into our strategy and vision when measuring the accomplishments they've had over the past several years. Their commitment to providing quality customer service in a community bank atmosphere is characteristic of FLAG's objectives."

Dennis B. Allen, President and Chief Executive Officer of The Brown Bank, stated: "I am pleased to have our Company join FLAG and excited about the prospects of being involved in the growth of a new type of financial partnership that provides community banking support throughout Georgia. I am convinced this combination will allow us to offer new and exciting opportunities to our shareholders, customers and employees."

FLAG Financial Corporation is a multi-bank holding company whose wholly-owned subsidiaries are First Federal Savings Bank of LaGrange, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia, and Bank of Milan, in Milan, Georgia with current assets of approximately $433 million. On a combined pro forma basis, including The Brown Bank, assets will increase to approximately $464 million.

FLAG currently has 3,448,924 shares of Common Stock outstanding which are traded and quoted on the Nasdaq National Market under the symbol "FLAG."


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